SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549



                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




                                  June 29, 2004
                       ---------------------------------
                       (Date of earliest event reported)




                          DELTA PETROLEUM CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



        Colorado                    0-16203                84-1060803
       --------------              ----------          --------------------
        (State of                  Commission            (I.R.S. Employer
       Incorporation)                File No.            Identification No.)



                  Suite 1400
                  475 17th Street
                  Denver, Colorado                        80202
           -------------------------------------------------------
           (Address of principal executive offices)     (Zip Code)



      Registrant's telephone number, including area code: (303) 293-9133




                                     N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)






ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On June 10, 2004, we entered into a purchase and sale agreement to acquire substantially all of the oil and gas assets owned by several entities controlled by Alpine Resources, Inc., which is an unaffiliated, privately held Texas corporation ("Alpine"). The base purchase price, which was subject to adjustment in accordance with the terms of the purchase and sale agreement, was $122,500,000. The entire amount of the purchase price was paid in cash at the closing of the transaction, which occurred on June 29, 2004. The purchase price for the Alpine properties was determined through arms-length negotiations. The purchase price was paid from the $68,400,000 in net proceeds that we received from a recent $72,000,000 private placement of 6,000,000 shares of our restricted common stock to institutional investors at a purchase price of $12 per share, and from increased borrowing on our existing bank credit facility with Bank of Oklahoma, N.A., US Bank National Association and Hibernia National Bank. We paid a 5% commission to the investment banking firm of Sterne, Agee & Leach, Inc. in connection with the private placement, and we have agreed to register the shares sold in the private placement for resale by the investors. Our bank credit facility was increased from $50 million to $100 million to facilitate the Alpine transaction, and our borrowing base was increased from $37 million to $70 million. On June 29, 2004 we borrowed all $70 million that was available and consequently we will not be permitted to borrow any additional amounts on our existing bank credit facility until a redetermination of our borrowing base is made, and then funds will only be available from the facility to the extent that our borrowing base is increased. Substantially all of the assets that we acquired from Alpine have been pledged as collateral for our bank credit facility.

Summary of Assets Purchased

     The assets that we purchased include 79 producing wells, 16 shut-in wells and numerous proved undeveloped drilling and recompletion opportunities. On the basis of information that is currently available to us, it appears to us that eight of the fields that we acquired represent approximately 94% of the value of the properties, and that these same eight fields contain approximately 58% of the proved developed producing wells. Approximately 24%, or 19 of the 79 total producing wells that were acquired are located in the South Angleton and Newton fields, which are discussed below.

     We will act as operator on most of the total net proved reserve base that we acquired in the transaction, of which approximately 24% is proved developed producing, 14% is proved behind-pipe and 62% is proved undeveloped.

Major Field Summaries

Newton Field - Newton County, Texas

     The Newton field was discovered in 1949 and currently produces from 13 active wells, with Alpine having drilled 11 of the 13 active wells. Production is primarily oil from Wilcox sandstones between 9,700 and 11,600 feet. Oil production from this field is sold under a contract with Cokinos Energy Corp. on a 6 month term, renewable on a month to month contract. Gas is delivered to an El Paso pipeline and processed at El Paso's Indian Springs plant.

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South Angleton Field - Brazoria County, Texas

     The production from this field is primarily sweet gas and condensate. We purchased a 100% working interest in all but one of the six producing wells in the South Angleton field, and we will become the operator of this field. In addition to the producing properties, we purchased a gas gathering system in the field which we also plan to operate. Gas from this field is sold daily to Anadarko Energy Services.

Laurel Ridge Field - Iberville Parish, Louisiana

     We will become the operator of this field which currently has production from two wells. We purchased a 96% working interest in these wells.

Lisbon Field - Claiborne Parish, Louisiana

     The Lisbon field produces from eight active wells. We purchased an average 92% working interest in the Lisbon properties and will become the operator of this field.

North Hagist Ranch Field - McMullen County, Texas

     We purchased a 100% working interest in two of the producing wells in the North Hagist Ranch field, with a 33% working interest in a third well.

North Leroy Field - Vermillion Parish, Louisiana

     We purchased two producing wells in the North Leroy field.

West Lake Verret Field - St. Marin Parish, Louisiana

     The West Lake Verret field was discovered in 1938. We purchased an interest in one non-operated well.

North McCampbell Field - Aransas County, Texas

     The North McCampbell field produces from the Lower Frio sands at an average depth of 11,000 feet. We acquired interests in 11 active wells in this field. All wells in this field are non-operated (with a 7.26% working interest) except the Alpine-Gibson-Sein #1, in which we acquired a 100% working interest and intend to operate.

Additional Fields

     The remaining properties are mostly non-operated and located along the Texas and Louisiana Gulf Coast as well as central Oklahoma and West Texas. On the basis of information currently available to us, it appears that in total these properties comprise approximately 6% of the total proved reserves. Alpine has informed us that it did not dedicate time or resources toward the exploitation of these fields.




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Reports, Opinions and Appraisals
--------------------------------

     We did not engage an independent firm to render a fairness opinion in connection with this transaction. Our Board determined that an independent fairness opinion was unnecessary because it believed that our management possessed sufficient skills and experience to negotiate a fair price for the assets that were acquired. We sought the advice of our independent reservoir engineers, and our own petroleum engineers on staff prepared an internal analysis of the properties before they were acquired, and this analysis was used by us in negotiating the terms of the transaction and in determining the amount of the purchase price. Although we believe our internal analysis is accurate, the process of evaluating exploration prospects and estimating quantities of oil and gas deposits is subject to continuous revision as additional information is made available through geological analysis, drilling, testing, reservoir studies and production history. There can be no assurance that any exploratory or development wells will be successful or that our internal estimates will not be materially revised in subsequent periods.

Past Relationships
------------------

     Alpine and its two principal owners are engaged in the business of oil and gas exploration and development and are not affiliated with us. Prior to the transaction discussed above, we had not engaged in any transactions or had any other types of business relationships with Alpine or any of its affiliates.

ITEM 5.  OTHER EVENTS.

     On July 7, 2004, we entered into an amended and restated purchase and sale agreement with Edward Mike Davis and certain entities that are controlled by him ("Davis"). In accordance with the terms of the new agreement, we purchased Davis' interest in and to certain wells, oil and gas properties and related assets effective July 1, 2004, and a 7.5% Reversionary Working Interest as discussed below in exchange for 760,000 shares of our restricted common stock that we have agreed to register for resale.

California Wells:

     Subject to the terms of a farmout agreement with an unaffiliated oil and gas company, we purchased a 70% net revenue interest in three gas wells and lands located in Colusa County, California (the "California Wells"). One of the wells is currently producing and the other two have been drilled and casing has been cemented. We have agreed to reimburse Davis for certain of the costs and expenses that he incurred in connection with the wells and to pay certain other costs. We purchased the California Wells on as is, where is basis and with all faults and defects and without warranties whatsoever, either expressed or implied, except by, through and under Davis.

     The California Wells will continue to be operated by, through and under Davis for two months after June 14, 2004, or longer if necessary and requested by us. We will bear and be responsible for all expenses of the operation of the California Wells. We will reimburse Davis for his bonds to the extent they are cash bonds and are transferred to us. We will become the operator of the California Wells, subject to compliance with all applicable governing laws and the approval of the assignment by the unaffiliated oil and gas company that granted the original farmout. Pending the assignment, we are permitted

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to operate by, through and under Davis; provided, however, that we have agreed to indemnify Davis from liability for any and all third party claims during such period of operation to the extent that such claims are not alleged to be the proximate result of any act or failure to act by Davis.

Tap Field:

     We purchased a 50% working interest and 40% net revenue interest effective as of June 1, 2004, in and to certain oil and gas leasehold interests located in Washington County, Colorado, and an equal undivided 50% working interest with a 40% net revenue interest in five wells and a tank battery and all associated equipment, flow lines, contracts and the like servicing the operation of the five wells (the "Tap Field Assets"). These assets were also purchased on an as is, where is basis and with all faults and defects and without warranties whatsoever, either expressed or implied, except by, through and under Davis.

Hyde Field:

     We purchased a 100% working interest and 75% net revenue interest in two wells, and 80% net revenue interest in two additional wells along with certain oil and gas leasehold interests, also located in Washington County, Colorado, and an equal undivided interest in the related tank batteries and associated equipment, flow lines, contracts and the like servicing the operations of the wells, effective as of June 1, 2004 (the "Hyde Field Assets"). The Hyde Field Assets were purchased on an as is, where is basis and with all faults and defects and without warranties whatsoever, either expressed or implied, except by, through and under Davis.

7.5 % Reversionary Interest:

     Davis agreed to decrease his reversionary interest at payout in the South Tongue Interests (as defined in an amended Purchase and Sale Agreement dated as of August 1, 2003), which include all additional oil and gas leases purchased, but exclude any reduction for purchased production acquired in the South Tongue after the date of execution of the August 1, 2003 Agreement from forty two and one half percent (with a 31.875% net revenue interest) to thirty five percent (with a 26.250% net revenue interest) being a 7.5% Reversionary Working Interest and a 5.625% net revenue interest, as set forth in the amendment to that agreement. The decrease in Davis's South Tongue Interests does not include voting rights for all purposes and Davis has retained his voting rights to a 50% Working Interest with a 37.5% net revenue interest.

Reports, Opinions and Appraisals
--------------------------------

     We did not engage an independent firm to render a fairness opinion in connection with this transaction. Our Board determined that an independent fairness opinion was unnecessary because it believed that our management possessed sufficient skills and experience to negotiate a fair price for the assets that were acquired.






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Past Relationships
------------------

       Mr. Davis owns approximately 6% of our currently issued and outstanding shares. Although Mr. Davis and his affiliated entities are not currently deemed to be affiliates of Delta, we have recently acquired several properties from Mr. Davis and entities that are controlled by him. We also currently have areas of mutual interest and joint ventures with Mr. Davis and his related entities, and we have substantial drilling commitments that are related to those ventures. In addition, we have acquired a fifty percent interest in a small drilling company and a fifty percent interest in a small trucking company that are both currently managed by Edward Mike Davis.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     Any required financial statements and/or pro forma financial information will be filed by amendment to this Form 8-K no later than September 13, 2004.

     Listed below are the exhibits filed as a part of this Report.

     EXHIBITS:

     Exhibit
     Number                         Description

     10.1 Purchase and Sale Agreement dated June 10, 2004 with various sellers related to Alpine Resources, Inc. (1)

     10.2 Second Amendment of Amended and Restated Credit Agreement dated June 29, 2004 with Bank of Oklahoma, N.A., US Bank National Association and Hibernia National Bank. (1)

     10.3 Amendment No. 1 to Purchase and Sale Agreement dated July 7, 2004 with Edward Mike Davis and entities controlled by him. (1)
_____________________

     (1)  Filed herewith electronically.



















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                               SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      DELTA PETROLEUM CORPORATION
                                      (Registrant)


Date: July 8, 2004                    By: /s/ Roger A. Parker
                                          Roger A. Parker, President








































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